Addendum to Management Agreement for the City Bar and
                     Grill in the San Jose Hilton and Towers


These provisions dated 11/1/01 provide either additional or amended terms and conditions relating to the Management Agreement for the City Bar & Grill in the San Jose Hilton Hotel dated February 20th 1998 between The Hilton San Jose and Grill Concepts Inc and the Addendum to February 28, 1998 Management Agreement for the City Bar and Grill in the San Jose Hilton Hotel dated September 01, 1998. If any conflict between the terms in the Management Agreement, the Addendum dated September 01, 1998 and the terms and conditions specified herein, the terms and conditions in these provisions shall apply.

Management Fee

Starting November 01, 2001, Grill Concepts Inc will defer a portion the Management Fee for nine (9) months; Grill Concepts Inc. will defer half of the agreed upon Management, 4% of Gross Receipts ("Deferred Fees"). On August 01, 2002 the originally agreed upon Management Fees (4% of Gross Rreceipts) will be re-instated along with an extra fee equal to one (1) percent of Gross Receipts until the Deferred Fees have been fully paid to Grill Concepts Inc. In event that Hilton Hotels terminates the Agreement on August 01, 2002, or any time after this date, after having given 30 days notice, Hilton Hotels will not be responsible for the deferred Management Fees. If Hilton Hotels terminates the Agreement before August 01, 2002, they will be responsible for the Deferred Fees accrued through the date of termination.

If the Agreement is terminated at any time, Grill Concepts Inc. may remove all its manuals, recipes and operating formulas.

HILTON HOTEL

By:________________
Its: General Manager

GRILL CONCEPTS, INC.

By: ________________
Its: President